FOR IMMEDIATE RELEASE                                                                                                                   EXHIBIT 99.1

Media Contact: Gabby Nelson (763) 551-7460 gabby.nelson@selectcomfort.com	Investor Contact: Jim Raabe (763) 551-7498 investorrelations@selectcomfort.com

SELECT COMFORT RECEIVES MOTION FOR TEMPORARY RESTRAINING
 ORDER REGARDING RESULTS OF SPECIAL MEETING OF SHAREHOLDERS

MINNEAPOLIS – (September 3, 2009) – Select Comfort Corporation (NASDAQ: SCSS), one of the nation’s leading bed retailers and creator of the SLEEP NUMBER® bed, stated that Sterling Partners has filed an action against the company in the Court of Chancery of the State of Delaware.

The filings include motions for a temporary restraining order and for expedited proceedings for the court to order Select Comfort to engage an additional independent third party, other than Broadridge Financial Solutions, Inc. – the independent tabulation agent engaged by the company for purposes of the special meeting of shareholders – to conduct a recount of the shareholder vote, which occurred August 27, 2009. Sterling Partners also requests that the court prohibit Select Comfort from altering any documents related to the shareholder vote and from terminating the Securities Purchase Agreement it has with the company.

As previously announced, on May 22, 2009, Select Comfort entered into a Securities Purchase Agreement with Sterling Partners which, subject to approval of the company’s shareholders, would have involved the sale of 50 million shares of the company’s common stock to Sterling Partners at a purchase price of $0.70 per share for gross proceeds of $35.0 million. At a special meeting of shareholders, held August 27, 2009, the company’s shareholders did not approve the Sterling Partners transaction. Because of the small margin by which the company’s shareholders did not approve the Sterling Partners transaction, Select Comfort already has instructed Broadridge Financial Solutions, Inc., to perform a recount of the vote to ensure that all votes were correctly counted.
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Select Comfort believes the claims made by Sterling Partners do not have merit and the company intends to vigorously defend the litigation.

About Select Comfort Corporation
Founded more than 20 years ago, Select Comfort was ranked the no. 1 bedding retailer in the United States for nine years running1. Based in Minneapolis, the company designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and bedding accessories. SELECT COMFORT® products are sold through its approximately 420 company-owned stores located across the United States; select bedding retailers; direct marketing operations; and online at www.sleepnumber.com.

Forward-Looking Statements
           Statements used in this news release relating to future plans, events, financial results or performance are forward-looking statements subject to certain risks and uncertainties including, among others, such factors as the occurrence of any event, change or other circumstances that could give rise to the termination of the Securities Purchase Agreement with Sterling Partners; the outcome of any legal proceedings that may be instituted against us with respect to the proposed transaction with Sterling Partners; the risk that the final outcome of the proposed transaction with Sterling Partners disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; other risks, including our ability to improve sales and operating results and to realize cost savings; our ability to fund our operations through cash flow from operations or availability under our bank line of credit or other sources, and the cost of credit or other capital resources necessary to finance operations; the risk of non-compliance with financial covenants under our bank line of credit and the risk that we may not be successful in obtaining continuing waivers or other financial accommodations from our lenders; the potential need to obtain additional capital through the issuance of debt or equity securities, which may significantly increase our costs or dilute our existing shareholders, and the risk that we may not be successful in obtaining additional capital that may be needed; current general and industry economic trends; consumer confidence; the effectiveness of our marketing messages; the efficiency of our advertising and promotional efforts; consumer acceptance of our products, product quality, innovation and brand

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image; availability of attractive and cost-effective consumer credit options; execution of our retail store distribution strategy, including our ability to cost-effectively close under-performing store locations; our dependence on significant suppliers, and our ability to maintain relationships with key suppliers, including several sole source suppliers; the vulnerability of key suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors; rising commodity costs and other inflationary pressures; industry competition; our ability to continue to improve our product line; warranty expenses; risks of pending and potentially unforeseen litigation; increasing government regulations, including new flammability standards for the bedding industry and new safety standards for consumer products, which have or will add product cost pressures and have or will require implementation of systems and manufacturing process changes to ensure compliance; the adequacy of our management information systems to meet the evolving needs of our business and evolving regulatory standards applicable to data privacy and security; our ability to attract and retain senior leadership and other key employees, including qualified sales professionals; uncertainties arising from global events, such as terrorist attacks or a pandemic outbreak, or the threat of such events; and the risks described in the company’s Annual Report on Form 10-K for the year ended January 3, 2009, under the caption “Risk Factors.” These risks and uncertainties are not exclusive and further information concerning our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time, including factors that we may consider immaterial or do not anticipate at this time.

When relying on forward-looking statements to make decisions with respect to our company, investors and others are cautioned to consider these and other risks and uncertainties. We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements in this news release whether as a result of new information, future events or for any other reason.
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1 Furniture/Today